EXHIBIT 10.4

June 27, 2003

Mr. Stephen Kamppila
Selkirk Cogen Partners, L.P.
24 Power Park Drive
Selkirk, NY 12158

Subject: Long Term Parts Agreement, Operations & Maintenance Services Agreement, Short Term Service Agreement, Parts and Uprates

Dear Steve,

Consistent with our recent discussions, please find here a summary of our offer to modify the Long Term Parts Agreement and Operations & Maintenance Services Agreement for Selkirk Cogen Partners (SCP) in exchange for being awarded a Short Term Service Agreement for the period of 2003 to 2007. Also as part of this agreement SCP will purchase Capital Parts, Repairs and award General Electric International, Inc. (GEII) with controls upgrades for the Mark V and Bailey OIS-20 in 2003. GEII will also credit SCP for used component buy back provisions.

As a condition of receiving these firm commitments GEII will modify the LONG TERMS PARTS AGREEMENT (LTPA) and OPERATION AND MAINTENANCE SERVICES AGREEMENT (O&M) as follows:

1.	LONG TERMS PARTS AGREEMENT

1.	SCP current discount for Capital Parts is twenty three percent (23%) and ten percent (10%) for Non-capital parts per revised proposal 3058021 signed 11/14/2001. GEII will now provide SCP a discount of thirty percent (30%) for all Capital Parts ordered subsequent to this agreement.

2.	Current values in the LTPA are based on an annual escalation equal to five percent 5% applicable to the Parts prices shown in the agreements Attachments C and E. Beginning in 2001 and each year thereafter. GEII will now provide SCP with an annual escalation equal to four percent 4% applicable to the Parts prices shown in the agreements Attachments C and E or current list pricing, whichever is lower. For new parts or superseded parts, the escalation rate shall be applied from the given year that such part was introduced and priced.

3.	GEII will provide SCP with Zero restocking fees on returning parts.

4.	SCP shall have the right to purchase Refurbished Parts from GEII and such Refurbished Parts shall be eligible to receive the Capital Parts discount. In the event of a trade in such discounts shall be applied to the pre-trade in price.

5.	The Current Minimum Contract Value is Base Contract Value minus 10% to be purchased during the Term. GEII will provide SCP with a Current Minimum Contract Value of Base Contract Value minus 13% to be purchased during the Term

6.	The current purchase of said refurbished parts may be used as a credit towards achieving up to 15% for Selkirk of the overall respective Base Contract Value. GEII will now provide SCP with current purchase of said refurbished parts may be used as a credit towards achieving up to 20% for SCP of the overall respective Base Contract Value.

Except as noted above, the Terms and Conditions of this offer will be consistent with those of the SCP Long Term Parts Agreement (“LTPA”).

2.	OPERATION AND MAINTENANCE SERVICES AGREEMENT

1.	GEII will restructure the Agreement for staffing to include a Facility Manager, Finance Manager & Technical Position and remove any personnel reduction language.

2.	The annual buy-outs for this Agreement will be increased by twenty percent (20%)

3.	The base pricing for this Agreement will be restructured to nine hundred seventy-five thousand dollars ($975,000) for 2003; three hundred twenty-five thousand dollars ($325,000) each Management Fee, Operations Fee and Performance Incentive.

4.	GEII will add to the Agreement 1.0 % to each EFOR target value in Art. 7.2.1.iii (a through d)

5.	GEII will incorporate a “SITE INCENTIVE BONUS” into the Agreement of ten thousand dollars ($10,000) per percentage between one hundred percent (100%) and one hundred and ten percent (110%) operating income.

6.	The financial base targets for this Agreement in Article 7.2.2 will be changed from one hundred and five percent (105%) to one hundred percent (100%) operating income.

7.	Direct Management Costs, Contractor’s Fees, Performance Incentive and Site Incentive Bonus for the Agreement shall not be escalated from January 1, 2003 forward until the end of the Term.

8.	The ending Term of this Agreement shall change from October 31,2007 to December 31,2007.

Except as noted above, the Terms and Conditions of this offer will be consistent with those of the SCP OPERATION AND MAINTENANCE SERVICES AGREEMENT.

SCP commitments for an STSA, purchase of Capital Parts, refurbishment repairs and controls upgrades for the Mark V and Bailey OIS-20 in 2003 are outlined below:

1.	SHORT TERM SERVICE AGREEMENT (STSA)

SCP will commit to GEII three (3) Hot Gas Path (HGP’s) inspections at one hundred eighty thousand dollars ($180,000) per inspection, three (3) Combustion Inspections (CI’s) at ninety thousand dollars ($90,000) per inspection, one (1) steam turbine internal minor inspection at one hundred sixty thousand dollars ($160,000) per inspection and one steam turbine external minor inspection at eighty thousand dollars ($80,000) for a fixed total price of one million fifty thousand dollars ($1,050,000). Unit specific workscopes, division of responsibilities and schedules , which will be mutually agreed upon, are contained in Attachment A (SCP Gas & Steam Turbine Inspections)

In the event any CI’s under this Agreement can be evaluated by GEII and safely eliminated SCP will provide a fifty thousand dollar ($50,000) bonus Mechanism per inspection and the above fixed total price will be further reduced by ninety thousand dollars ($90,000) per CI eliminated.

2.	SCP’s purchase of Capital Parts, Repairs and controls upgrades for the Mark V and Bailey OIS-20 upgrades are summarized below:

1.	SCP will purchase from GEII a minimum Base Contract Value (BCV) of six million seven hundred seventy-four thousand and thirty-eight dollars ($6,774,038), equivalent to a Gross Sales Value of approximately seven million three hundred eight-nine thousand seven hundred and forty dollars ($7,389,740). Credit will be given for two million five hundred seventy-three thousand dollars ($2,573,000) for used component “buy-back” arrangements resulting in a net sale to GEII of four million eight hundred seventeen thousand two hundred and ninety-six dollars ($4,817,296) in Capital Parts. These parts will be purchased and shipped in 2003 with provisions for a five hundred thousand dollar ($500,000) payment in Q4 (10/1/2003—12/31/2003) of 2003 and final full payment in Q1 (1/1/2004-3/31/2004) of 2004. An estimated list of the Capital Parts and “buy back” components is contained in Attachment B of this summary.

2.	SCP agrees to purchase exclusively from GEII all gas turbine parts refurbishment work at the most recent pricing with no escalation throughout the remainder of the LTPA. Terms and Conditions of the refurbishment work will be as per the quotes supplied to SCP.

3.	SCP agrees to purchase from GEII in 2003 the HMI controls upgrades as outlined in Proposal No: NE03007RH dated June 24, 2003.

4.	SCP agrees, upon successful evaluation of the product and proposal, to purchase from General Electric Industrial Systems upgrades to the Bailey OIS-20 in 2003 as outlined in GEAS Proposal No.: 606-9001-003-3105 dated June, 24, 2003.

	Selkirk Cogen Partners, L.P.		GE International, Inc. GE Energy Services

By:	/s/ STEPHEN KAMPPILA	By:	/s/ RON INZANA

	Stephen Kamppila General Manager		Ron Inzana Account Manager

	Date: June 27, 2003		Date: June 27, 2003